Exhibit 99.1

MusclePharm Reports 2014 Third-Quarter Financial Results

Third-Quarter Revenue Increases 88.5 percent to $47.8 Million

Establishes West Coast Distribution Center; Invested to Support Global Distribution Needs in Europe and South America

Maintains 2014 Full-Year Guidance of $185 - $195 Million in Net Sales; Adjusts Earnings Range to $0.20 - $0.22 per Diluted Share

Conference Call Set for Monday, November 17, 2014 at 9 a.m. Eastern Standard Time

Denver, CO – November 14, 2014 – MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company today announced financial results for the third quarter ended September 30, 2014.

2014 Third-Quarter Results

The following comparison refers to results for the third quarter of 2014 versus the third quarter of 2013.

Net sales increased 88.5 percent to $47.8 million from $25.3 million last year, primarily due to broadening distribution channels resulting in new customers, releasing new products, and development of strategic partnerships.

Net sales by distribution channel were as follows:

•	Food, Drug and Mass (FDM), a new distribution channel for MusclePharm in 2014, accounted for $8.4 million of the Company’s sales increase;

•	International increased $10.2 million, or 136 percent, to $17.7 million, compared with $7.5 million during the same period last year;

•	Specialty, which includes distributors and online retailers, was $16.8 million;

•	Biozone Labs., acquired in January 2014, accounted for $4.9 million of MusclePharm’s sales growth.

Gross profit increased to $15.0 million from $7.4 million last year. As a percentage of net sales, gross profit increased to 31.3 percent, compared with 29.2 percent last year.

Operating expenses as a percentage of net sales decreased to 40.8 percent from 48.4 percent for the third quarter of 2013.

Net income for the third quarter was $603,000, or $0.05 per diluted share, compared with a net loss of $3.9 million, or ($0.47) per share, for the same period last year. During the quarter,

MusclePharm realized a bargain purchase gain on the acquisition of Biozone Labs assets of approximately $5.3 million resulting from acquired tangible and intangible assets that had fair values that exceeded the consideration paid for the assets, and release of shares held in escrow for indemnification claims that arose after the acquisition date.

“We believe that we made excellent progress against our strategic objectives in the quarter, growing relationships with retailers, launching new and innovative products, strengthening logistics, and building out our company with additional people, processes and procedures,” said Brad Pyatt, MusclePharm’s chairman and chief executive officer. “Financially, our top line growth was fueled primarily by increased penetration domestically and internationally, with gross margin in line with our previous stated guidance for the first nine months of the year.

“Additional product launches, including CocoProtein and Combat Crunch, while yet to contribute to our bottom line, are an important step to bring our sports nutrition products to the mainstream consumer. We also entered an important new category with our Combat 100% Isolate,” added Pyatt. “However, we did incur increased costs associated with those launches, as well as additional costs to build out our distribution footprint.”

Recent Highlights

•	Developed more than 50 new items, including new products, new flavors and new sizes in the third quarter. MusclePharm has launched more than 150 new items year-to-date in the U.S. and international markets;

•	Launched Combat Crunch™, a high-performance, sports nutrition baked protein bar made using a proprietary baking process that we believe offers superior taste and softer texture;

•	Introduced CocoProtein™, the first all-natural ready-to-drink sports beverage that combines protein and coconut water into one convenient, great-tasting beverage. The product marks MusclePharm’s entrance into the beverage industry;

•	Announced that Arnold Iron Whey™ and Arnold Iron Pump™ — two products within the Arnold Schwarzenegger™ Series, will be carried in approximately 3,500 U.S. domestic Walmart Stores. In addition, Arnold Schwarzenegger™ Series Iron Whey, became available in Sam’s Club® locations;

•	Entered into a revolving credit facility with ANB Bank for up to $8.0 million;

•	Purchased 350,000 shares of the Company’s common stock, of which 100,000 were acquired under the Board of Director approved 10(b)5-1 plan, and 250,000 shares which were held in escrow in connection with the acquisition of substantially all of the assets of CoCrystal Pharma, Inc. formerly known as BioZone Pharmaceuticals, Inc., were purchased for an aggregate purchase price of $2.5 million. An additional 350,000 shares of common stock were returned from the escrow in connection with MusclePharm’s claim with BioZone Pharmaceuticals, Inc;

•	Named Brian Casutto Senior Vice President Natural Channel to head up the Company’s entrance into the natural products category. Casutto has a diverse background in natural products and sports nutrition, including domestic and international sales, sales strategy development, brand management, and product development;

•	Added Andrew Lupo to the Board of Directors as an independent director. Lupo is currently the President and Chief Compliance Officer at UniCredit Capital Markets and the Head of Legal and Compliance at UniCredit Bank AG’s New York Branch, where he has served since 2001.

2014 Nine-Month Results

The following comparison refers to results for the first nine months of 2014 versus the first nine months of 2013.

Net sales increased 97 percent to $144.7 million from $73.4 million last year.

Net sales by distribution channel were as follows:

•	Food, Drug and Mass (FDM) is a new distribution channel for MusclePharm in 2014, launched in fourth quarter 2013, and accounted for $18.6 million of the Company’s sales increase;

•	International increased $33.1 million, or 145 percent, to $55.9 million compared to $22.8 million during the same period 2013;

•	Specialty, which includes distributors and online retailers, grew by $9.2 million, or 18 percent, to $59.1 million compared with $49.9 million last year; and

•	Biozone Labs, acquired in January 2014, accounted for $10.3 million of MusclePharm’s sales growth.

Gross profit was $48.5 million, compared with $23.5 million last year. As a percentage of net sales, gross profit was 33.5 percent, compared with 32.0 percent last year.

Operating expenses as a percentage of net sales decreased to 35.6 percent, compared with 43.4 percent last year.

Net income was $2.4 million, or $0.20 per diluted share, compared with a net loss of $13.7 million, or ($2.07) per share, for the same period last year.

At September 30, 2014, the company had approximately $2.9 million in cash.

2014 Full-Year Guidance

MusclePharm is maintaining its full-year revenue guidance for 2014 calling for net sales of approximately $185 to $195 million. The Company is adjusting its earnings per share range to $0.20 to $0.22 per diluted share, in line with guidance issued at beginning of the year.

“We are making strategic investments to continue our growth and ultimately enhance shareholder value,” Pyatt added. “Along with improving logistics in our efforts to incrementally improve gross margin and better serve our customers, we also stepped up our share repurchase program and entered into a credit facility for working capital purposes, if needed.”

2014 Third-Quarter Conference Call Information

When:	Monday, November 17

Time:	9:00 a.m. Eastern Time

Phone:	1-877-407-9126 (domestic)

1-201-493-6751 (international)

A live webcast will be available online on MusclePharm’s website at http://ir.musclepharmcorp.com, where it will be archived for one year.

An audio replay of the conference call will be available through midnight November 27 by dialing 877-407-9126 from the U.S. or Canada, or 201-612-7415 from international locations, passcode 13581597.

About MusclePharm

MusclePharm® is a scientifically driven, performance-lifestyle company that currently develops, manufactures, markets and distributes branded nutritional supplements. The company offers a complete range of powders, capsules, tablets and gels. Its portfolio of recognized brands, including MusclePharm® Hybrid and Core Series, Arnold Schwarzenegger Series™ and FitMiss™, are marketed and sold in more than 110 countries and available in more than 35,000 retail outlets globally. These clinically-proven and scientific nutritional supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. We believe that MusclePharm is the innovator of the sports nutrition industry. For more information, visit www.musclepharm.com.

Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm

To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MusclePharm Corporation

Condensed Financial Statements

	For the Three Months Ended September 30,
	(unaudited)
	2014	2013
Net sales	$47,768,320	$25,343,968
Cost of goods sold	32,811,630	17,937,768

Gross profit	14,956,690	7,406,200
Operating expenses	19,494,145	12,278,980

Income (loss) from operations	(4,537,455)	(4,872,780)
Other income (expense) and provision for income taxes	5,140,073	926,944

Net income (loss)	$602,618	$(3,945,836)

Earnings per share - basic	$0.05	$(0.47)
Earnings per share - diluted	$0.05	$(0.47)

	For the Nine Months Ended September 30,
	(unaudited)
	2014	2013
Net sales	$144,717,761	$73,385,193
Cost of goods sold	96,241,239	49,900,891

Gross profit	48,476,522	23,484,302
Operating expenses	51,453,415	31,819,494

Income (loss) from operations	(2,976,893)	(8,335,192)
Other income (expense) and provision for income taxes	5,381,231	(5,394,435)

Net income (loss)	$2,404,338	$(13,729,627)

Earnings per share - basic	$0.23	$(2.07)
Earnings per share - diluted	$0.20	$(2.07)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets	59,027,678	44,526,480
Property and equipment - net	7,303,012	2,613,584
Intangible assets - net	6,866,064	155,165
Other assets	6,413,332	4,862,467

Total assets	$79,610,086	$52,157,696

Liabilities and Stockholders’ Equity
Current liabilities	41,385,236	32,368,521
Long term liabilities	135,689	54,639

Total liabilities	41,520,925	32,423,160
Total stockholders’ equity	38,089,161	19,734,536

Total Liabilities and Stockholders’ Equity	$79,610,086	$52,157,696

Contacts:

Matt Sheldon/Evan Pondel

PondelWilkinson Inc.

(310) 279-5980

investors@musclepharm.com

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